Exhibit 10.1

FRANK’S INTERNATIONAL N.V.

EXECUTIVE CHANGE-IN-CONTROL

SEVERANCE PLAN

1. Purpose and Effective Date. FRANK’S INTERNATIONAL N.V., (the “Company”) has adopted this FRANK’S INTERNATIONAL N.V. EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN (the “Plan”) to provide financial security for a select group of management or highly compensated employees in the event of a Change in Control. The effective date of the Plan is May 20, 2015.

2. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(a)	“Annual Base Salary” shall mean the highest annual rate of base salary of a Covered Executive in effect during the six-month period ending immediately prior to (i) a Change in Control or (ii) the Covered Executive’s Involuntary Termination, whichever results in the greater amount.

(b)	“Board” shall mean the Company’s Supervisory Board of Directors, or such other board that may serve as the Company’s single Board of Directors at any time.

(c)	“Cause” shall mean a determination by the Company or the Employer that the Covered Executive (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his duties with respect to the Employer or any of their affiliates; (ii) has failed to materially perform the Covered Executive’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of this Plan or the Participation Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(d)	“Good Reason” shall mean the occurrence, on or within 24 months after the date upon which a Change in Control occurs, of any one or more of the following:

(i)	A material reduction in the authority, duties, or responsibilities of a Covered Executive from those applicable to him immediately prior to the date on which the Change in Control occurs;

(ii)	A material reduction in a Covered Executive’s annual rate of base salary or target annual bonus opportunity in effect immediately prior to the Change in Control;

(iii)	A change in the location of a Covered Executive’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the Change in Control occurs unless such relocation is agreed to in writing by the Covered Executive; provided, however, that a relocation scheduled prior to the date of the Change in Control shall not constitute Good Reason;

(iv)	Any material breach by the Company or the Employer of their obligations under this Plan;

(v)	The failure of any successor or assigns of the Company and/or the Employer, as applicable, to assume the obligations of the Company and the Employer under this Plan; or

(vi)	The receipt of a written notice, within the 24-month period following a Change in Control, of termination of this Plan or of any amendment to the Plan that would adversely reduce the Covered Executive’s potential severance payments or benefits or his coverage under this Plan.

Notwithstanding the foregoing provisions of this Section 2(d) or any other provision in this Plan to the contrary, any assertion by a Covered Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the condition described in the foregoing clauses of this Section 2(d) giving rise to the Covered Executive’s termination of employment must have arisen without the Covered Executive’s consent; (B) the Covered Executive must provide written notice to the Employer of such condition in accordance with Section 7(d) within 45 days of the initial existence of the condition; (c) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and (iv) the date of the Covered Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

(e)	“Change in Control” shall have the meaning given such term under the Frank’s International N.V. 2013 Long-Term Incentive Plan, as the same may be amended from time to time. Notwithstanding the foregoing, a Change in Control must also be a “change of control” as defined in Section 409A.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Committee” shall mean the Compensation Committee of the Board; however, the Compensation Committee may delegate all or part of its authority under the Plan to any executive of the Company or any other Employer, as it may choose.

(h)	“Covered Executive” shall mean a member of a select group of management and highly compensated employees of the Employer who has been selected by the Committee to participate in the Plan; provided however, that any such Covered Executive must also satisfy each of the following additional requirements in order to be treated as a Covered Executive eligible for severance benefits pursuant to Section 3 below:

(i)	The individual must be a full-time salaried employee of the Employer, who, at the time of selection and through the date a Change in Control occurs, is (A) holding the title of Chief Executive Officer (“CEO”), (B) serving as an executive officer who reports directly to the CEO; (C) serving as any other senior vice president, vice president, or executive vice president of an Employer who does not report directly to the CEO; or (D) serving as any other full-time salaried management employee of the Employer at the time of selection.

(ii)	The individual must have accepted the designation as a Covered Executive (as evidenced by execution of a Participation Agreement within 30 days of notification of such designation).

(iii)	The individual must not be ineligible to qualify as a Covered Employee due to: (A) the individual having waived coverage under this Plan, (B) the individual being covered by an employment, severance, or separation agreement or other arrangement with an Employer, under which he or she is entitled to severance pay or salary continuation upon or after termination of employment, or (C) the individual being covered by an employment, severance, or separation agreement or other arrangement with an Employer which states that he or she is not to receive benefits under this Plan.

The Committee may at any time terminate any such designation, and the affected employee shall not be eligible to receive benefits under the Plan after the effective date of such termination; provided, however, that no such termination shall adversely affect any claims to benefits incurred by the Covered Executive prior to the effective date of the termination. The Chief Executive Office shall provide written notice of any such termination of eligibility to the affected Employee with a copy sent to the Committee.

(i)	“Employer” shall mean Frank’s International, LLC and such other employing affiliate of the Company that has been designated as an Employer in accordance with the provisions of Section 7(c) of the Plan.

(j)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(k)	“Health Benefit Coverages” shall mean coverage under each group health plan sponsored or contributed to by an Employer for its similarly situated active executives.

(l)	“Involuntary Termination” shall mean any termination of the Covered Executive’s employment with the Employer that is either:

(i)	a termination by the Employer other than for Cause; or

(ii)	a termination by the Covered Executive for Good Reason;

provided, however, that the term “Involuntary Termination” shall not include any termination occurring as a result of the Covered Executive’s death or a disability under circumstances entitling him to disability benefits under the standard long-term disability plan of the Employer.

(m)	“Participation Agreement” shall mean the form agreement presented to each Covered Executive selected for participation in the Plan by the Committee or its delegate prior to his entry into this Plan, which shall (i) evidence the employee’s agreement to participate in this Plan and to comply with the terms, conditions, and restrictions within this Plan and within the Participation Agreement, and (ii) evidence the Employer’s agreement to participate in this Plan as a participating Employer designated pursuant to Section 7(c), if applicable.

(n)	“Release” shall mean a general release, substantially in the form attached hereto as Appendix A, from the Covered Executive that releases the Company, the Employer, and their affiliates and other released parties from claims or causes of action as described therein.

(o)	“Release Expiration Date” shall mean the date that is 21 days following the date upon which the Employer timely delivers to the Covered Executive the Release (which shall occur no later than 7 days following the date of termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(p)	“Section 409A” shall mean section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

(q)	“Target Bonus Amount” shall mean an amount equal to the product of (i) the Covered Executive’s Annual Base Salary and (ii) the Covered Executive’s target bonus percentage for the fiscal year in which the Involuntary Termination occurs. For this purpose, the “target bonus percentage” shall be the highest percentage in effect for the Covered Executive for the applicable fiscal year.

3. Severance Benefits

(a)	Change-in-Control Severance Payments. Subject to the further provisions of this Section 3 and the provisions of Sections 7(l) and 7(n), if a Covered Executive incurs an Involuntary Termination on or within 24 months following a Change in Control, then, subject to the Covered Executive’s delivery of the Release by the Release Expiration Date, and non-revocation of such Release, such Covered Executive shall be entitled to receive each of the following severance benefits:

(i)	An amount equal to two times the sum of his (A) Annual Base Salary and (B) Target Bonus Amount, which amount shall be divided into and paid in 10 equal consecutive monthly installments payable on the last business day of each of the 10 calendar months following the date that is 60 days after the date of termination.

(ii)	If, following his Involuntary Termination, the Covered Executive timely elects COBRA continuation coverage for the Covered Executive and, where applicable, his eligible dependents, his monthly premium for such COBRA coverage, for up to 18 months, shall be equal to the active employee monthly premium charged for similar Health Benefit Coverage (the “Subsidized COBRA Coverage”). Such Subsidized COBRA Coverage shall be provided through an arrangement that satisfies the requirements of sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in the Covered Executive’s income. The Employer may satisfy the requirement of the preceding sentence by providing such benefits through an arrangement that requires the Employer to impute income to the Covered Executive in an amount equal to the Employer subsidy provided to similarly-situated active employees. If at any time on or after the Covered Executive’s Involuntary Termination any health benefit plan in which he is continuing his coverage pursuant to this Section 3(a)(ii) either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, other than as provided below, prior to the end of the period of Subsidized COBRA Coverage, then the Employer shall pay the Covered Executive timely an amount of cash necessary for the Covered Executive to obtain for the period of Subsidized COBRA Coverage then remaining substitute coverage that is substantially equivalent to the coverage that was provided to the Covered Executive before such termination. Notwithstanding the foregoing, the period of Subsidized COBRA Coverage shall immediately terminate upon the Covered Executive’s obtainment of new employment and his eligibility for group health plan coverage from his new employer (with the Covered Executive being obligated hereunder to promptly report such eligibility to the Employer).

(iii)

A lump-sum cash amount equal to Covered Executive’s target annual bonus awarded for the year of termination, pro-rated through and including the date of termination (based on the ratio of the number of days the Covered Executive was employed by the Employer during such year to the number of days in such year), payable in a lump sum on the 60th day following the date of termination; provided, however, that for any annual bonus that is intended to constitute performance-based compensation paid to a covered employee within the meaning of, and for purposes of, section 162(m) of the Code, then this Section 3(a)(iii) shall apply with respect to such pro-rated annual bonus only to the extent the applicable performance criteria have been certified by a committee of the Board as required under section 162(m) of the Code, with such lump sum cash payment being paid on the later of (A) the 60th day following the date of termination or (B) the date such annual bonuses are paid to executive officers of the Employer who have continued employment with the Employer.

(iv)	Accelerated vesting of any outstanding equity-based awards previously granted to the Covered Executive pursuant to the Company’s long-term incentive plan, with vesting of any such outstanding awards whose vesting is otherwise contingent upon performance metrics being based on targeted performance; provided, however, that if this paragraph applies with respect to any long-term incentive award that is intended to constitute performance-based compensation within the meaning of, and for purposes of section 162(m) of the Code, then this paragraph shall apply with respect to such performance-based compensation only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under section 162(m) of the Code.

(v)	Certain outplacement assistance benefits, as provided in each Covered Executive’s Participation Agreement.

(b)	No Mitigation. A Covered Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation or benefit earned by the Covered Executive as the result of employment by another employer, except as provided in Section 3(a)(ii) with respect to eligibility for coverage under a new employer’s group health plan. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Covered Executive is otherwise entitled.

(c)	Offsets. Notwithstanding anything else in the Plan, a Covered Executive’s payments under Section 3(a) shall be reduced by any payment required by law, regulation, custom, contract, agreement, or other Company or Employer severance plan related to the Participant’s employment termination, including but not limited to, any salary continuation during any notice period required by law (other than the notice period specified in Section 2(d) applicable to a Covered Executive’s termination for Good Reason), except to the extent any such reduction or offset results in a violation of Section 409A.

4. Administration of Plan.

(a)	Committee’s Powers and Duties. The Company shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee, except to the extent the Committee delegates any of its administrative powers to an agent. The Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:

(i)	to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii)	to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

(iii)	to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv)	to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Executive’s employment, the cause of such termination, the amount of such payment or benefit, and whether the Covered Employee has violated any of the obligations of Section 6);

(v)	to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi)	to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii)	to sue or cause suit to be brought in the name of the Plan; and

(viii)	to obtain from the Company, the Employer, and the Covered Executives such information as is necessary for the proper administration of the Plan.

(b)	Indemnification. The Company shall indemnify and hold harmless each member of the Committee and its delegates who are employees of the Employer against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

(c)	Claims Procedure. Any Covered Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Covered Executive who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee within 90 days following the later of (A) the date of termination from employment or (B) the date of any curtailment of benefits being provided to a Covered Executive following an Involuntary Termination, if applicable. In any case in which a claim for Plan benefits by a Covered Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

(i)	state the specific reason or reasons for the denial or modification;

(ii)	provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(iii)	provide a description of any additional material or information necessary for the Covered Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	explain the Plan’s claim review procedure.

In the event a claim for Plan benefits is denied or modified, in order to exhaust the Plan’s claims procedures following the initial claim denial, the Covered Executive or his representative must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Executive or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Executive and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Executive and his representative, if any, prior to the commencement of the extension period.

Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the date of the final decision by the Committee with respect to such claim on review.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Covered Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which the Covered Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either reduced (but not below zero) so that the present value of such total amounts and benefits received by the Covered Executive from the Company and its affiliates will be one dollar ($1.00) less than three times the Covered Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Covered Executive shall be subject to the excise tax imposed by section 4999 of the Code, or paid in full, whichever produces the better net after-tax position to the Covered Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith; provided, however, that no portion of the Covered Executive’s payments or benefits the receipt or enjoyment of which the Covered Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; no portion of the Covered Executive’s payments or benefits will be taken into account which does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); in calculating the applicable excise tax under section 4999 of the Code, no portion of the Covered Executive’s payments or benefits will be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and the value of any non-cash benefit or any deferred payment or benefit will be determined in accordance with the principles of sections 280G(d)(3) and (4) of the Code. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with all other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Covered Executive’s base amount, then the Covered Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. The fact that a Covered Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not limit or otherwise affect any other rights of the Covered Executive under this Plan or otherwise. All determinations required by this Section 5 will be made at the expense of the Employer or the Company. However, nothing in this Section 5 shall require the Employer or the Company to be responsible for, or have any liability or obligation with respect to, the Covered Executive’s excise tax liabilities under section 4999 of the Code.

6. Confidentiality, Cooperation, and Restrictive Covenants. A Covered Executive’s entitlement to Plan benefits shall be further conditioned upon the Covered Executive’s compliance with the provisions of the Participation Agreement signed by the Covered Executive. In the event a Covered Executive fails to comply with the provisions of such Participation Agreement, such Covered Executive shall repay to the Company any payments received under Section 3(a), and no further benefits shall be payable under the Plan.

7. General Provisions

(a)	Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s or the Employer’s general assets.

(b)	Cost of Plan. Except as provided in Section 3(a)(ii) with respect to the active employee monthly premium charged for Health Benefit Coverages, the entire cost of the Plan shall be borne by the Company or the Employer, and no contributions shall be required of the Covered Executives.

(c)	Participating Employers. Subject to the remaining provisions of this Section 7(c), the Committee may designate any other affiliate of the Company or the Employer eligible by law to participate in this Plan as also being an Employer by either (i) delivering a written instrument to the Secretary of the Company and the other designated Employer(s) regarding such designation or by (ii) designating a Covered Executive for participation in the Plan who is employed by such Employer. Any written instrument delivered pursuant to clause (i) above shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only, and shall become, as to such designated Employer and its executives, a part of the Plan. If a Covered Executive’s employment is transferred to an affiliate of the Employer that has not been designated an “Employer” under the Plan pursuant to the foregoing provisions of this Section 7(c), such affiliate shall be deemed to be an Employer for all purposes under this Plan with respect to such transferred Covered Executive during the 12-month period following such transfer and, subject to such affiliate’s consent, shall continue to be deemed to be an Employer for all purposes under this Plan following such 12-month period. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto (a) upon its entering into a Participation Agreement with the Covered Executive it employs, or (b) in the case of an affiliate who becomes an Employer pursuant to the preceding sentence, upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the written consent of such Employer.

(d)	Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally or by courier, (ii) on the date receipt is acknowledged if delivered by (A) certified mail, postage prepaid, return receipt requested, or (B) e-mail, with confirmation receipt required; or (iii) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Covered Executive, addressed to:	the last known residential address reflected in the Employer’s records

If to the Company/Employer, addressed to:

Frank’s International, LLC

10260 Westheimer, Suite 700

Houston, TX 77042

Attention: General Counsel

Facsimile: (281) 558-2980

(ATTN: General Counsel)

E-mail: brian.baird@franksintl.com or the then general counsel’s email address

Or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

(e)	Amendment and Termination.

(i)	Subject to the following paragraph, the Board may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of a Covered Executive who has incurred an Involuntary Termination prior to such amendment or termination of the Plan.

(ii)

Notwithstanding the foregoing, if a Change in Control occurs during the term of the Plan, the Plan may not be terminated or amended on or within 24 months following the Change in Control to adversely affect the participation and rights (contingent or otherwise) under the Plan of any individual who is a Covered Executive immediately prior to such Change in Control. For purposes of this Section 7(e)(ii), on and following a Change in Control, a revocation of the designation of an affiliate or the Company as an Employer, or a transfer of a Covered Executive’s employment to an entity that is not designated an Employer, shall be deemed to be an adverse amendment to the Plan with respect to each affected Covered Executive. The Employer’s obligation to make all payments and provide all benefits that become (or have become) payable as a result of an Involuntary Termination that occurs during such

24-month period following the Change in Control (or which occurred prior to the Change in Control), as well as a Covered Executive’s obligation to satisfy any obligation under any Participation Agreement previously executed by the Covered Executive, shall survive any termination of the Plan.

(f)	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

(g)	Headings. The headings of Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

(h)	Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time, nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

(i)	Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)	Nonalienation. Covered Executives shall not have any right to pledge, hypothecate, anticipate, or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

(k)	Effect of Plan. Except with respect to any individual written employment or severance agreements between a Covered Executive and the Company or an Employer or affiliate, this Plan supersedes all prior oral or written policies, plans, or arrangements of the Company or an Employer covering or applying to, and all prior oral or written communications to, Covered Executives with respect to the subject matter hereof, and all such prior policies, plans, or arrangements and communications are hereby null and void and of no further force and effect. Further, this Plan shall be binding upon the Company and the Employer and any successor of the Company or the Employer by merger or otherwise, and shall inure to the benefit of and be enforceable by the Covered Executives.

(l)	Taxes. The Company, any Employer, or any applicable successor may withhold from any amounts payable to a Covered Executive under the Plan all taxes it is required to withhold pursuant to any applicable law or regulation.

(m)	Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles, except to the extent preempted by federal law.

(n)	Section 409A Compliance.

(i)	This Plan is intended to satisfy the requirements of Section 409A and shall be interpreted, construed, and administered consistent with such intent.

(ii)	Notwithstanding anything in Section 3 to the contrary concerning the time of payment of any severance benefit, if the Covered Executive is a “specified employee,” as defined in Treas. Reg. § 1.409A-1(i), as of his Involuntary Termination, then to the extent any amount payable under the Plan to such Covered Executive upon or as a result of his “separation from service” under Section 3(a) would be subject to the additional tax provided by Section 409A, such amount shall be accumulated and not paid to the Covered Executive until the date that is six months after the date of his Involuntary Termination (or, if earlier than the end of the six-month period, his date of death). Such accumulated amounts shall be paid in a single lump sum payment on such delayed payment date.

(iii)	To the extent permitted under Section 409A, each payment to a Covered Executive under the Plan shall be treated as a “separate payment.”

(iv)	A “termination of employment” or the date of an Involuntary Termination under this Plan shall mean and must be a “separation from service” for purposes of Section 409A.

(v)

Notwithstanding anything to the contrary in this Plan, any payment or benefit under this Plan that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Covered Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Covered Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and such payments shall be made on or before the last day of the Covered Executive’s taxable year following the taxable year in which the expense occurred.

(o)	Clawback. Notwithstanding any provisions in this Plan to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company or the Employer pursuant to any such law (whether in existence as of the effective date of this Plan or later adopted).

[Signatures begin on next page.]

EXECUTED this May 20, 2015, effective for all purposes as provided above.

FRANK’S INTERNATIONAL N.V.

By:	/s/ GARY P. LUQUETTE
Name:	Gary P. Luquette
Title:	President and Chief Executive Officer

FRANK’S INTERNATIONAL, LLC

By:	/s/ GARY P. LUQUETTE
Name:	Gary P. Luquette
Title:	President and Chief Executive Officer

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in the FRANK’S INTERNATIONAL N.V. EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN”) effective as of May 20, 2015, as the same may be amended from time to time (the “Plan”), adopted by FRANK’S INTERNATIONAL N.V. (the “Company”) and pursuant to which                                          (“Executive”) is a Covered Executive eligible for benefits as provided therein and                                          (the “Employer”) is a participating employer as defined therein.

1. General Release.

(a) For good and valuable consideration, including the Employer’s provision of certain payments and benefits to Executive in accordance with Section 3(a) of the Plan, Executive hereby releases, discharges, and forever acquits the Employer, its affiliates and subsidiaries, their respective past, present, and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors, and assigns, as well as all employee benefit plans maintained by the Employer or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Employer Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Employer Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b) The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state, local, or federal anti-discrimination or anti-retaliation law; (xii) any state, local, or federal wage and hour law; (xiii) any other local, state, or federal law, regulation, or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan, or stock option plan with any Employer Party or to any ownership interest in any Employer Party, except as expressly provided in Section 3(a) of the Plan or as may be expressly provided in any stock option or other equity compensation agreement between Executive and the Employer or the Company; and (xvii) compensation or benefits of any kind not expressly set forth in Section 3(a) of the Plan or in any such stock option or other equity compensation agreement between Executive and the Employer or the Company.

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(c) In no event shall the Released Claims include (i) any claim which arises after the date of this Agreement, or (ii) any claims for the payments and benefits payable to Executive under Section 3(a) of the Plan.

(d) Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or from participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency. However, notwithstanding the foregoing, Executive understands and expressly agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of any such EEOC (or comparable state or local agency) proceeding or subsequent legal actions.

(e) This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Agreement, any and all potential claims of this nature that Executive may have against the Employer Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

(f) By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE EMPLOYER PARTIES.

2. Covenant Not to Sue. Executive agrees not to bring or join any lawsuit against any of the Employer Parties in any court or before any arbitral authority relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or arbitration against any of the Employer Parties in any court or before any arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Employer Parties to any person or entity, in each case, with respect to any Released Claims.

3. Executive’s Acknowledgments and Representations. By executing and delivering this Agreement, Executive acknowledges that:

(a) Executive has carefully read this Agreement;

(b) Executive has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Employer[, and Executive acknowledges that attached to this Agreement is a list of (i) the job titles and ages of all employees selected for participation in the employment termination or exit incentive program pursuant to which Executive is being offered this Agreement, (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program];

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(c) Executive has been and hereby is advised in writing to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so;

(d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Plan and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and

(e) Executive has received all leaves (paid and unpaid) to which Executive was entitled during his employment with the Employer and, other than any sums owed to Executive pursuant to Section 3(a) of the Plan or any vested sums owed to Executive but deferred pursuant to any qualified or nonqualified deferred compensation plan (including but not limited to the Employer’s 401(k) cash or deferred arrangement and the Employer’s Executive Deferred Compensation Plan), Executive has received all wages, bonuses, compensation, and other sums that Executive has been owed or ever could be owed by the Released Parties.

4. Revocation Right. Executive may revoke this Agreement within the seven day period beginning on the date Executive signs this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the [Chief Executive Officer of the Employer] before 11:59 p.m., Central Standard Time, on the last day of the Release Revocation Period. This Agreement is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.

Executed on this      day of             ,         .

[Insert Executive’s Name]

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